iPura® Supplier Agreement

This iPura® Supplier Agreement (“Agreement”) is dated, for reference purposes only, the _____ day of _______________ 2008 (the "Effective Date"), by and between

BINH AN SEAFOOD JOINT STOCK COMPANY, a company organized and duly established under the laws of the Socialist Republic of Vietnam ("Processor"):

Business Registration Certificate No.	:	5703000294

Date of issuance	:	18/04/2007

Place of issuance	:	Department of Planning and Investment of Can Tho

Address of head office	:	Lot 2. 17 Tra Noc II Industrial Park, Can Tho City, Vietnam

Represented by	:	Ms. Pham Thi Dieu Hien , General Director

Tel	:	00847103 251 403

Fax	:	00847103 251 402
and

iPura Food Distribution Co., Inc., a corporation organized and duly established under the laws of the State of Delaware, United States of America ("IFD"):

Certificate of Incorporation No.	:	456 1276

Date of issuance	:	13 June 2008

Place of issuance	:	Wilmington, Delaware
Corporate Trust Center
1209 Orange St.
Wilmington, Delaware 19801 USA

Address of head office	:	13 Court St.
Hanford, Ca 93130

Tel	:	559-590-0100

Fax	:	559-589-0111

Represented by		: Stanley John Bien-USA Passport 712060-193

IFD and Processor are sometimes hereinafter referred individually to as “Party” and collectively to as “Parties”.

Recitals:

A.
IFD is a wholly-owned subsidiary of Global Food Technologies, Inc., a corporation organized and duly established under the laws of the State of Delaware, United States of America (“GFT”), for the purpose of engaging in the procurement and distribution of various foods processed through GFT’s “iPura System”.

B.
Processor is in the business of processing certain species of seafood (defined more specifically below under “Seafood”) at “Processor’s Plant”, from live to packaging, and then selling that packaged product to its customer(s).

C.
Concurrently with the execution of this Agreement, GFT and Processor have entered into that certain iPura Food Safety & Quality Assurance Services Agreement (“iPura Services Agreement”) of even date herewith, providing to Processor some of the benefits of GFT’s iPura Food Safety and Quality Assurance Services Program (“iPura Food Safety Program”), representing The Highest Standard in Food Safety™, making food products cleaner and safer without affecting the natural taste, texture, color or nutritional value of the processed food.  IFD is the “Buyer” referred to in the iPura Services Agreement.

More importantly, the Processor via this business arrangement with GFT under this Agreement will have better chances to gain recognition as having the highest standards in processing seafood and food safety in the international market, especially in the U.S., and also have an opportunity to gain international market share.

D.
Processor is concurrently entering into the iPura Services Agreement and this Agreement for the purpose of implementing Processor’s desire to participate in GFT’s  “iPura  Supplier Program”, which will consist of two principal components in the arrangements between Processor and GFT:  the iPura Food Safety Program, as more particularly described in the iPura Services Agreement, and a supplier arrangement between Processor and GFT and/or one of GFT’s affiliated companies (referred to as the “Buyer” in the iPura Services Agreement), as effected by this Agreement (referred to as the “SA” in the iPura Services Agreement) between Processor and IFD, whereby Processor agrees to fulfill all of IFD’s orders for Processor’s Seafood bearing the iPura Seal on its packaging (such Seafood being referred to as “iPura-labeled Seafood”).

E.
This Agreement sets forth the understanding between Processor and IFD concerning Processor's acting as a supplier to fulfill IFD’s orders for iPura-labeled Seafood in satisfaction of the requirement that Processor enter into a SA with GFT and/or one of GFT’s affiliated companies as required for participation in the iPura Supplier Program.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Processor and IFD agree as follows:

1.	DEFINITIONS.

As used herein, the following terms have the following meanings:

1.1	Buyer has the meaning set forth in Preambles C and D above.

1.2	Confidential Information has the meaning set forth in Section 10.1.

1.3
Direct Competitor means any person or entity whose primary business is food processing and/or food safety, or any person or entity controlling, controlled by or under common control with such a person or entity.

1.4
Effective Date means the date this Agreement and the iPura Services Agreement are finally signed by both Parties, and this Agreement shall not be effective unless and until each Party has executed it and the iPura Services Agreement and provided the other with a copy of it and the iPura Services Agreement containing their original signature in accordance with the terms of this Agreement and the iPura Services Agreement.  In furtherance thereof, the last party to sign shall insert the date it signs this Agreement and the iPura Services Agreement in the space provided for the "Effective Date" in the first paragraph on Page 1 of this Agreement.

1.5	FFDCA has the meaning set forth in Section 6.1(b).

1.6	FPLA has the meaning set forth in Section 6.1(b).

1.7
Force Majeure means, in relation to either Party, any event that is beyond the reasonable control of any Party which has not been brought about at the instance of the Party claiming an event of Force Majeure and which such Party could not prevent or overcome despite having exercised due care and diligence and which results in failure of the implementation of the Agreement. Such events, provided they satisfy the requirements stated in the preceding sentence, shall include, but not be limited to, the following: (a) earthquake or flood; (b) cyclone or other extreme climatic disturbances; (c) acts of terrorism; (d) war or hostilities (whether declared or not); (e) change in government regulations; and (f) new legal prohibitions including i.e., the refusal to issue visas or export licenses, invasion, act of foreign enemy, rebellion, weapon conflict or military actions, civil war, ionizing radiation, contamination by radioactivity from nuclear fuel, any nuclear waste, radioactive toxic explosion or volcanic eruptions;

1.8	GFT Personnel means any and all employees, officers, agents, independent contractors and representatives of GFT.

1.9
Governmental Authority means any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order or requirement of any foreign, federal, state or local governmental or regulatory body, department, bureau, office, administrative agency, court or authority or body.

1.10
Installation Date means that date when GFT gives notice to Processor that it has accepted Processor's complete installation of the iPura System at the Site and the iPura Food Safety Team, consisting of a microbiologist, quality control supervisor, process engineer, maintenance technician and sanitation supervisor, in shifts determined by GFT as provided in the iPura Services Agreement, is prepared to accept Product for processing through the system.

1.11	IFD Indemnitees has the meaning set forth in Section 6.2.

1.12	iPura Food Safety Program means the iPura System and the iPura Services.

1.13	iPura-labeled Seafood has the meaning set forth in Preamble D.

1.14
iPura Seal means the trademarked marketing materials set forth on Exhibit A to the iPura Services Agreement, or such other materials as GFT shall provide to Processor from time to time and identify as part of the iPura Seal.

1.15	iPura Services means the onsite services performed by GFT Personnel utilizing the iPura System as more specifically delineated in Section 4 of the iPura Services Agreement.

1.16	iPura Supplier Program has the meaning set forth in Preamble D above.

1.17
iPura System  means the combination of GFT’s proprietary integrated equipment, parts/tools/supplies, methods,  processes and other components specially manufactured, installed, operated, monitored and/or maintained by or for GFT to treat Product which, when so treated, is eligible for packaging in packages bearing the iPura Seal, all as more particularly described in the iPura Services Agreement.

1.18
iPura Food Safety & Quality Assurance Services Agreement means that certain agreement between GFT and Processor executed concurrently herewith and dated the same date hereof, providing to Processor some of the benefits of the iPura Food Safety Program.

1.19	iPura Services Agreement means the iPura Food Safety & Quality Assurance Services Agreement.

1.20	MFP and Adjusted MFP have the meanings set forth in Section 4.1.

1.21	More Favorable MFP and Adjusted More Favorable MFP have the meanings set forth in Section 4.1.

1.22	Ordered Product has the meaning set forth in Section 6.1(a).

1.23	Processor's Plant means the processing facility occupied by Processor at Lot 2. 17 Tra Noc II Industrial Park, Can Tho City, Vietnam

1.24	Product means the seafood products to be designated by the Parties. Initially, the only Product is Seafood.

1.25	Seafood means only Products Produced from Pangasius hypothamus Fish .

1.26	SA has the meaning set forth in Preamble D above.

1.27	Targeted Territories has the meaning set forth in Section 5.2.

1.28	Term, Initial Term and Renewal Term have the meanings set forth in Section 8.

1.29	United States means the United States of America and all of its territories.

1.30	Vietnam means the Socialist Republic of Vietnam.

1.31	Vietnam Dong means the lawful currency of Vietnam.

1.32
Vietnamese Authority means any and all of the following: the National Assembly of Vietnam, the Standing Committee of the National Assembly of Vietnam, the President of the Socialist Republic of Vietnam, the Government of Vietnam, the Prime Minister, the Government Office, any Ministries, any People's Committees or any other State agency in Vietnam.

2.	FULLFILLMENT of IFD ORDERS for iPura-LABELED SEAFOOD.

Processor shall promptly process, fulfill, supply and ship all orders submitted by IFD for iPura-labeled Seafood on the terms and conditions set forth in this Agreement.  Processor shall ship each order to any location in the world designated by IFD in the documentation for such order.

Processor shall not (a) attach the iPura Seal to any Product or package other than to Seafood and packages ordered by IFD, (b) fulfill or otherwise honor any order for iPura-labeled Seafood submitted by or destined to customers other than IFD or persons or entities designated in writing by IFD, nor (c) use the iPura name or likeness in promoting, selling or otherwise marketing other than iPura-labeled Seafood.  It is the intent of the Parties that Processor be one of IFD’s suppliers to assure IFD of a reliable source of iPura-labeled Seafood under GFT’s iPura Supplier Program, and that Processor implement, observe and maintain the highest standard in food safety at Processor’s Plant in conformance with the iPura Food Safety Program throughout the Term of this Agreement to ensure that iPura-labeled Seafood is recognized internationally as the safest and best quality Seafood available.

Any violation by the Processor of the obligations provided in Sections 2.1 and 2.2 shall be considered a material breach, entitling IFD not only to pursue any and all remedies available to it but also to terminate this Agreement in accordance with Section 8.3(b).

3.	REFERRAL OF LEADS AND INQUIRIES.

3.1
From time to time, Processor may receive leads or inquiries concerning the purchase of iPura-labeled Seafood. Processor shall immediately notify and, within twenty-four (24) hours after its receipt of such lead or inquiry, direct all such leads and inquiries to IFD in the most expeditious manner possible, and IFD will attempt to obtain a purchase order for the requested iPura-labeled Seafood from the particular potential customer so inquiring as soon as possible after Processor sends the name of such potential customer to IFD.

4.	PRICES AND PAYMENTS.

4.1	Charges to IFD.

(a)
For a term of one year following the Installation Date, Processor undertakes, represents and warrants that the price and aggregate economic and sale terms under this Agreement with respect to any Seafood shall at no time be less favorable to IFD than one and half cents (US$0.015) per Pound below the MFP (as defined below) applicable to for Seafood of the same specifications (such specification shall be determined by the final product form but does not include packaging) and quality ordered by IFD, or an item substantially similar to such Seafood (the “Adjusted MFP”).

(b)
Within the first 3 (three) days of a calendar month), Processor shall provide to IFD a list of its most favorable prices of Seafood of all specifications that it will have sold to other third party customers during the immediately preceding full calendar month without revealing the identity of such customers (the “MFP”) and warranty the truthfulness of such list.

(c)	Subject to paragraph (d) below, the Processor undertakes not to sell Seafood to any other customers at the price lower than the MFP for Seafood of the same specification.

(d)	Processor agrees to sell to IFD, and IFD agrees to purchase from Processor, all the Seafood IFD orders at the then applicable Adjusted MFP.

(e)
If at any time Processor offers to sell Seafood with the same specification or any items substantially similar to such Seafood at prices or on aggregate economic and sale terms more favorable than the MFP most recently determined (“More Favorable MFP”), Processor shall give IFD prompt notice of such offer within three (3) business days and thereafter the most recently determined Adjusted MFP shall be immediately and automatically adjusted increased or decreased to be determined by the raw material situation for the next orders ("Adjusted More Favorable MFP").

(f)
If there is any dispute arising regarding the truthfulness of the MFP provided in accordance with paragraph (a) or the compliance of Processor with the undertakings in this Section 4.1, IFD has the right to terminate this Agreement.  In addition, if the breach of the warranty in paragraph (a) and/or of the undertakings in this Section 4.1 is proven, IFD shall have the right to invoke the right provided to it in Section 8.3.

All references to “Pound” and “Pounds” in this Agreement are to the US Standard Weights and Measures system of measurement.

4.2	Payments to Processor.

(a)
Payments to Processor shall be made per the terms of the most recently determined Adjusted MFP or Adjusted More Favorable MFP, as appropriate, and the other MFP provisions determined pursuant to Section 4.1.  All payments made by IFD to Processor pursuant to this Agreement shall be in United States Dollars.

(b)	When due pursuant to the MFP provisions of Section 4.1, payment by IFD shall be made by bank transfer through the designated account of Processor or payment term is L/C at sight.

5.	OBLIGATIONS, COVENANTS, REPRESENTATIONS and WARRANTIES of IFD.

5.1
Standards and Selling Efforts.  IFD shall use commercially reasonable efforts to sell and distribute the iPura-labeled Seafood and promote and solicit orders for the iPura-labeled Seafood so as to create substantial volume of profitable business for Processor and IFD, (a) first, in the United States, and (b) secondarily, outside of the United States when, in IFD’s sole judgment, the United States market has been developed sufficiently to justify expanding to areas outside of the United States.

5.2
Governmental Authority.  IFD shall promptly and continuously obey all Governmental Authority required for the sale and distribution of iPura-labeled Seafood in the relevant areas targeted periodically under the timetable determined under the provisions of Section 5.1(a) and (b) above (the “Targeted Territories”). In the event IFP decides to sell and distribute iPura-labeled Seafood in Vietnam, it is understood that IFP shall also promptly and continuously obey all relevant regulations required for the sale and distribution of iPura-labeled Seafood in Vietnam, including obtaining any necessary approvals and permits from the relevant Vietnamese Authority, if so required by the laws of Vietnam.

5.3
Promotion and Advertising. IFD shall engage in those marketing and advertising activities it deems advisable, in its sole judgment, to promote sales of the iPura-labeled Seafood in the Targeted Territories, subject to the relevant regulations on marketing and advertising in the Targeted Territories, including the relevant regulations of Vietnam if such Seafood is sold in Vietnam, but the timing and manner thereof to be determined by IFD in its sole discretion.

5.4
Notification of Infringements or Interferences. Promptly after receiving information of an infringement of or interference with its rights hereunder by others, IFD shall notify Processor in writing thereof. Said notice shall include, if said information is available to IFD, the name, address and all other relevant information with respect to the identification and infringing and/or interfering actions of said other persons or entities. Upon receipt of such notice, and if IFD so requests in writing, Processor shall take immediate action to prevent such infringing and/or interfering action from continuing and to recover for the benefit of IFD all of the damages suffered by IFD as a result thereof.  In the event IFD requests such action of Processor, IFD agrees to (1) cooperate fully with Processor in the prosecution of such action; (2) bear reasonable costs and expenses i.e., legal fees in relation to such prosecution; and (3) assign to Processor, in trust for the benefit of IFD, any and all rights that it may have as a result of such infringement and/or interference so as to enable Processor to realize the maximum possible recovery in such action.

The proceeds from any settlement or any money judgment rendered in connection with any action or other proceeding against such infringers or interferers shall be applied and allocated in the following manner: first, Processor shall be entitled to an "off-the-top" deduction for its reasonable attorneys' fees, costs and expenses incurred in connection with such settlement, action or other proceeding; and second, the remaining amount after such deduction shall be paid to IFD.  Conversely, IFD may prosecute any such action itself, in which event Processor agrees to fully cooperate with IFD in the prosecution of such action.

5.5
Re-Shipments.  All expenses and charges arising out of the diversion or re-consignment of shipments of iPura-labeled Seafood purchased by IFD caused by the failure of IFD to accept and/or pay for same shall be paid by IFD to Processor on demand.

6.	OBLIGATIONS, COVENANTS, REPRESENTATIONS and WARRANTIES of PROCESSOR.

6.1	Compliance. Processor hereby represents and warrants as follows:

(a)
the Product, including its packaging and labeling, contained in any shipment or delivery made to or on the order of IFD (the “Ordered Product”) shall conform to the descriptions and requirements set forth in each respective purchase order by IFD;

(b)
in addition to observing the relevant laws of Vietnam relating to, among others, product quality, standards and technical regulations, the Processor undertakes to and shall comply with the procedures applicable for each order by IFD, and the Ordered Product will not be adulterated, mislabeled or mispackaged within the meaning of the United States Federal Food, Drug, and Cosmetic Act (the “FFDCA”) or the United States Fair Packaging and Labeling Act and related regulations (the “FPLA”);

(c)	the Ordered Product will be fit for human consumption;

(d)	the Ordered Product will be free of antibiotics and any other drugs not approved for use in food by the U.S. Food and Drug Administration; and

(e)
the Ordered Product will be in compliance with all applicable Governmental Authority, including the relevant laws of Vietnam [relating to, among others, product quality, standards and technical regulations].

6.2
Indemnification.  Processor agrees to indemnify, hold harmless and defend IFD, its affiliates and their respective directors, officers, agents, employees, representatives, successors, and assigns (severally and collectively the “IFD Indemnitees”) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys’ fees, of whatever kind and nature imposed upon or incurred by or asserted against the IFD Indemnitees relating to or arising out of a breach of this Agreement by Processor, including but not limited to breach of the warranties set forth in Section 6.1 above.  Processor shall pay all costs and damages finally awarded against the IFD Indemnitees in such an action provided that IFD gives Processor prompt written notice of such claim, reasonable assistance and sole authority to defend and settle such claim.  Processor shall pay IFD’s reasonable expenses associated with providing such assistance.

7.	SUPPLIES AND DELIVERIES.

Processor shall maintain sufficient inventory and supplies to enable it to fulfill and shall stand ready to deliver promptly all purchase orders submitted by IFD for the Seafood. Processor undertakes to and shall fulfill all orders submitted by IFD on a “first priority basis”, processing all of IFD’s orders promptly and completely after their receipt ahead of all other orders of other customers of Processor then or later in Processor’s system.  Absent extraordinary circumstances and any event of Force Majuere, Processor undertakes to and shall, absent other written instructions received from IFD, make delivery to IFD of each purchase order submitted by IFD within thirty (30) days after Processor' receipt of said order in accordance with the terms of delivery indicated by IFD. Processor shall promptly furnish to IFD such information relating to the processing and delivery of Seafood as IFD may request from time to time.

8.	TERM and RENEWAL TERM.

8.1
Initial Term.  Unless terminated earlier pursuant to Section 8.3 hereof, the "Initial Term" of this Agreement shall be coterminous with the “Term” of the iPura Services Agreement, commencing on the Effective Date and expiring three (3) years after the Installation Date. The Initial Term plus any subsequent Renewal Term(s) (as defined in Section 8.2) shall constitute the “Term.”

8.2
Option to Renew.  Unless terminated earlier pursuant to Section 8.3 hereof, provided that GFT becomes entitled to and does in fact renew the iPura Services Agreement pursuant to Section 6.2 thereof, IFD shall have the right and option, exercisable in its sole discretion, to fully renew this Agreement for a concurrent Renewal Term (as such term is defined in the iPura Services Agreement) on as many occasions as the iPura Services Agreement is renewed, all on the same terms and conditions herein set forth. Said option must be exercised, if at all, by IFD giving written notice to Processor of the exercise of such option on or before the date of expiration of the initial Term or any then current Renewal Term.

8.3	Termination by IFD.

(a)
Dependency of Agreements.  Processor and IFD understand and agree that IFD would not execute this Agreement unless adequate assurance was given that if Processor breaches either this Agreement or the iPura Services Agreement, such breach would constitute a breach under both of said agreements.  Accordingly, Processor and IFD agree that any breach by Processor under this Agreement or the iPura Services Agreement shall constitute a breach under both of said agreements, whereupon IFD shall be entitled to pursue any one or more or all of its remedies, including the right to terminate, under any one or both of said agreements for said breach.

(b)
Breach.  If Processor breaches this Agreement, IFD may terminate this Agreement if Processor shall not have fully cured the breach within thirty (30) days after IFD gives written notice to Processor specifying the breach.

(c)
Insolvency.  IFD shall have the right to terminate this Agreement immediately upon written notice to the Processor in the event that Processor becomes insolvent, proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, or makes an assignment for the benefit of creditors, or if any receiver, liquidator, creditor or similar agent is appointed or takes possession with respect to any property or business of Processor, or if Processor has filed against it a petition under any bankruptcy code or insolvency law which is not dismissed within sixty (60) days.

9.	INDEPENDENT CONTRACTORS.

The relationship of Processor to IFD is that of an independent contractor, and this Agreement shall not constitute, or be deemed to constitute, either Party as an employee, agent, partner or joint venturer of the other for any purpose.  Neither Party has the right or authority under this Agreement to assume or to create any obligation or responsibility on behalf of the other Party.

10.	CONFIDENTIALITY.

10.1
Confidential Information.  Processor may be given access to information or materials, or portions thereof, that are considered trade secret, confidential and/or proprietary to IFD, and other documentation, materials, or technical information related to IFD (“Confidential Information”).

10.2
Restrictions on Use and Disclosure.  Processor undertakes and agrees that it (i) shall treat all Confidential Information as strictly confidential; (ii) shall not disclose any Confidential Information to any other person or entity without the prior written consent of IFD; (iii) shall protect the Confidential Information with at least the same degree of care and confidentiality as it affords its own confidential information, at all times exercising at least a reasonable degree of care in such protection; and (iv) shall not use any Confidential Information for any purpose other than the implementation of this Agreement.  The restrictions in this Section 10.2 shall survive for a period of five (5) years after the termination or expiration of this Agreement, except that such non-disclosure period shall be perpetual in the case of Licensed Materials or any portions thereof, and any of the Confidential Information that is a trade secret.

10.3
Return of Confidential Information.  Processor further undertakes and agrees that it shall promptly return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the termination or expiration of this Agreement; or (ii) IFD’s written request.

10.4
Terms of Agreement.  Processor understands that IFD could suffer serious harm if the terms of this Agreement were ever to be divulged to others.  Processor agrees, and represents and warrants to IFD, that Processor will not disclose any of the provisions of this Agreement to anyone except its attorney, banker, accountant and/or prospective bona-fide purchaser of its business (none of whom shall disclose it to any other person) or pursuant to court order.  Any disclosure thereof by Processor or its attorney, banker, accountant and/or prospective bona-fide purchaser of its business to another person will be deemed a violation of this Section 10.4.  Processor shall take all necessary precautions to ensure the safekeeping and confidentiality of this Agreement.  Processor's violation of this confidentiality clause shall constitute a breach of this Agreement, terminate Processor's option to extend the term of this Agreement (if any is provided for herein), and IFD shall have the right to terminate this Agreement and/or pursue any other remedies available to IFD.

11.	ASSIGNMENT.

Neither Party may assign this Agreement, nor assign any of its rights nor delegate any of its obligations hereunder, without the prior written consent of the other Party, not to be unreasonably withheld (except that IFD's consent to any outsourcing of Processor's services may be denied in IFD's sole discretion).  Any attempt to assign this Agreement without the other Party’s written consent will be void.  Notwithstanding the foregoing (but still subject to IFD's consent in its sole discretion to any action which in substance might constitute outsourcing), Processor may assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without IFD's consent to any parent, subsidiary, or affiliate of Processor, or to the surviving entity resulting from any merger, acquisition, or consolidation involving such Party, so long as (i) the assignee or delegatee agrees in writing to be bound by the terms of the Agreement; (ii) Processor acknowledges that it understands that it is still bound as an assignor or delegator for the performance of all obligations of the assignee or delegatee under this Agreement; (iii) Processor provides thirty (30) days advance written notice of such assignment or delegation to IFD; and (iv) Processor’s assignee is not a Direct Competitor of IFD or any parent, subsidiary, or affiliate of IFD.  Furthermore, notwithstanding the foregoing, GFT may assign or delegate, as appropriate, any of its rights or obligations hereunder to any parent, subsidiary, or affiliate of GFT.

12.	FORCE MAJEURE.

If either Party is affected by Force Majeure, it shall immediately notify the other Party in writing of the nature and extent thereof.

(i)
Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other Party in writing; and the time for performance of that obligation shall be extended accordingly by the Parties.

(ii)
IFD may terminate this Agreement, or any portion that IFD deems affected by the Force Majeure condition, by delivering written notice to the Processor without obligation to pay any compensation to the Processor, if the Force Majeure condition has continued for a period of thirty (30) days or longer and IFD determines, in its sole judgment, that the Force Majeure has caused a material adverse effect on the execution of Processor’s obligations under this Agreement, thereby impairing IFD's ability to realize some or all of the purposes for which it entered in to this Agreement.

13.	GOVERNING LAW; LANGUAGE.

13.1	This Agreement shall be construed and interpreted in accordance with the laws of the United States of America and the State of California, excluding their choice of law rules.

13.2
The Parties shall use their best efforts to settle amicably through negotiations any question, dispute, controversy, difference or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”).

13.3
If the Dispute is not settled amicably through negotiations, such Party may give a notice of such Dispute ("Notice of Dispute") to the other Party specifically referring to this Section and giving brief particulars of the Dispute.

13.4
If such Dispute is not settled through further negotiations within [thirty (30)] days of the date of service of such Notice of Dispute, it shall be referred to and finally resolved by the Singapore International Arbitration Centre (“SIAC”) in accordance with its practice rules and regulations. Where the Dispute is referred to SIAC, the arbitration shall be conducted in English and presided over by three (3) arbitrators, one each to be appointed by each Party hereto and a third to be appointed with the mutual agreement of both Parties, failing which the third arbitrator shall be appointed by the Chairman of SIAC.

13.5	During and without prejudice to the arbitration process, this Agreement shall continue to be performed.

13.6
Any award or decision of any arbitration under this Section shall be binding and enforceable against the Parties contemplated by the said award or decision and costs shall be borne equally unless SIAC determines otherwise at its discretion.

13.7
The language of this Agreement and all related documentation shall be the American usage of the English language and the Parties hereby agree that the English language version of this Agreement shall control for all purposes and shall be valid and enforceable notwithstanding any translation into a language other than English.

14.	UN CONVENTION ON CONTRACTS FOR SALE OF GOODS.

The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.	EXPORT/IMPORT RESTRICTIONS.

The Parties shall comply with and shall fully cooperate with each other in complying with any and all applicable Governmental Authority in relation to the exportation and importation of the Seafood and to each Party’s performance under this Agreement including, without limitation, obtaining all necessary licenses, permits and/or approvals necessary for the import or export of the Seafood.

16.	NOTICES.

All notices, consents, requests, claims or demands permitted or required to be sent under this Agreement shall be in writing and sent by facsimile, registered mail, overnight mail, courier service, or hand delivery.  Notice, request or demand, as appropriate, shall be deemed to have been given upon the earlier of the date of actual receipt or three (3) days after the date of mailing if sent by registered or overnight mail.  Unless changed upon proper notice, notices, requests and demands shall be sent to the addresses set forth below:

If to Processor:	If to IFD:

Bin An Seafood Joint Stock Company, Lot 2.17 Tra Noc II, Industrial Park, Can Tho City,	iPura Food Distribution Co., Inc.
Vietnam	113 Court Street

Facsimile: 00847103 251 402	Hanford, CA 90230

Attn_Ms.Pham Thi Dieu Hien, General Director	Facsimile: (559) 589-0111Attn: Keith Meeks, President & CEO

17.	SEVERABILITY.

At any time, if any provision in this Agreement is or becomes invalid, illegal or unenforceable pursuant to applicable law, such provision shall be severable and distinct from other provisions and the validity, legality and enforceability of the remaining provisions shall not be affected. Furthermore, the Parties shall use their best efforts to arrive at a new provision or clause consistent with the overall intent and objectives of this Agreement.

Furthermore, if any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction and is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability, it shall not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

18.	WAIVER.

The waiver by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Furthermore, no failure to exercise or delay in exercising any right, power or remedy under this Agreement operates as a waiver.  A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.  A waiver is not valid or binding on the Party granting that waiver unless made in writing.

19.	CAPTIONS; SINGULAR AND PLURAL; GENDER.

Captions are included in this Agreement only for convenience of the Parties and not for purposes of interpretation of this Agreement.  When required by the context of this Agreement, the singular shall include the plural and the plural the singular.  Similarly, all references to the masculine, feminine or neuter also include the other genders, as the context requires.

20.	DUTY TO PROMPTLY INFORM.

Processor shall immediately notify IFD if it becomes aware of any condition, rule and/or regulation in Vietnam, proposed or enacted, which might or in fact does hinder, restrict or otherwise adversely affect (1) the installation and/or operations of the iPura Food Safety Program at the Processor’s Plant or (2) the Processor’s performance of its obligations under this Agreement and/or the iPura Services Agreement. In such a case, Processor and IFD shall attempt to resolve the matter with the objective of finding a mutually acceptable alternative solution to enable Processor to fulfill its obligations under this Agreement. If Processor and IFD cannot reach a mutually acceptable resolution promptly after Processor's notification to GFT of such condition, rule and/or regulation, IFD may at its own discretion terminate this Agreement in accordance with Section 8 hereof.

21.	EXCLUSIVITY.

During the Term, Processor shall not explore, discuss or reach an agreement with other companies for doing a business or a project in Vietnam and/or other countries in the South-East Asia region which is of a similar nature or business to that of IFD and/or its affiliates relating to the iPura Supplier Program.

During the Term, Processor also undertakes not to and shall not be associated with, either alone or in conjunction with others, any person or business entity other than GFT and IFD in the manufacture, sale, export, importation, advertisement or other dealings of or relating to products and/or services that are identical or similar in formulation with the iPura System, or which bear any name, mark or design similar to, capable of being confused with or otherwise resembling GFT's Properties and GFT's IP.

Subject to the Processor’s satisfying the requirements that the Processor fulfills its obligations under Article 2 (Fulfillment of IFD Orders for iPura-Labeled Seafood) and the Processor ensures that the charges to IFD under this Agreement are in accordance with Article 4.1 of this Agreement, IFD undertakes that for a period of three years from the Effective Date of this Agreement, IFD shall not enter into any agreement with other companies in Vietnam for the purchase the products similar to the Seafood for processing by its iPura System in Vietnam."

22.	ENTIRE AGREEMENT; AMENDMENT.

This Agreement sets forth the complete agreement between the Parties with respect to the supplier arrangements contemplated in the iPura Supplier Program and supersedes all previous and contemporaneous agreements (other than the iPura Services Agreement, executed concurrently herewith, under which the iPura Food Safety Program, the second component of the iPura Supplier Program, is provided to Processor), correspondence, discussions, understandings and representations, whether written or oral, with respect to such arrangements.  This Agreement may not be modified, supplemented, or amended except in writing signed by an authorized representative of each Party.  It is expressly agreed that all terms and conditions on purchase order documents prepared or issued by Processor that are inconsistent with the provisions of this Agreement or the iPura Services Agreement shall be null and void.

23.	COUNTERPARTS AND FACSIMILE TRANSMISSION SIGNATURES.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile or photocopied signatures on such counterparts shall be deemed the same as original signatures.

24.	SURVIVAL.

In addition to any accrued but unpaid payment obligations existing at the time of expiration or termination of this Agreement, the following Sections and provisions shall survive expiration or termination of this Agreement: 1, 5.4, 6,7 (with respect to all orders previously submitted by IFD), 8.3(a), and 9 through 26, inclusive.

25.	PARTIES AFFECTED.

This Agreement shall be binding upon and inure to the benefit of the Parties, their representatives, and their permitted successors and assigns. The action of any officer, partner, agent or other representative of any Party shall be deemed to be the action of said Party.

26.	AUTHORITY TO EXECUTE.

EACH PERSON EXECUTING THIS AGREEMENT ON BEHALF OF ANY PARTY HERETO WHICH IS AN ENTITY (PARTNERSHIP, CORPORATION, TRUST, ETC.), WHETHER AS A PARTNER, OFFICER, TRUSTEE, ATTORNEY-IN-FACT, AGENT OR OTHERWISE OF SUCH ENTITY, REPRESENTS AND WARRANTS TO THE OTHER PARTY, AS AN INDUCEMENT TO THE OTHER PARTY TO EXECUTE THIS AGREEMENT, THAT (1) SUCH PERSON OCCUPIES THE OFFICE OR POSITION INDICATED AFTER HIS OR HER NAME, HAVING BEEN DULY ELECTED OR APPOINTED TO SUCH OFFICE OR POSITION; (2) SUCH ENTITY IS IN GOOD STANDING IN THE JURISDICTION OF ITS ORGANIZATION; (3) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND ALL DOCUMENTS (IF ANY) REQUIRED TO BE EXECUTED IN CONNECTION WITH IT, AND THE PERFORMANCE OF SUCH ENTITY’S COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT AND SUCH DOCUMENTS, HAVE BEEN DULY AUTHORIZED BY ALL NECESSARY CORPORATE, PARTNERSHIP, TRUST OR OTHER ACTION, AS APPROPRIATE; AND (4) WHEN EXECUTED BY SUCH PERSON IN THE CAPACITY INDICATED AFTER HIS OR HER NAME, THIS AGREEMENT AND SUCH DOCUMENTS WILL BE FULLY BINDING ON SUCH ENTITY ACCORDING TO THEIR TERMS.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

iPura Food Distribution Co., Inc., a Delaware corporation (“IFD”)	Binh An Seafood Joint Stock Company

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